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                                  EXHIBIT 11.1
                             ADFLEX SOLUTIONS, INC.

      EXHIBIT (11.1) - COMPUTATION OF NET INCOME PER SHARE
                      (in thousands, except per share amounts)

                                                     Three Months Ended
                                                          March 31,
                                                     -------------------
                                                      1996         1995
                                                     ------       ------
Net income                                           $  840       $2,206
                                                     ======       ======
WEIGHTED AVERAGE SHARES:
    Common shares outstanding                         8,530        6,616
    Common equivalent shares representing
     shares issuable upon exercise of stock
     options (1)                                         82          452
                                                     ------       ------
         Total weighted average shares -
             primary                                  8,612        7,068
                                                     ======       ======
         Total weighted average shares -
             fully diluted                            8,612        7,068
                                                     ======       ======
Primary net income per common and
  common equivalent share                            $  .10       $  .31
                                                     ======       ======
Fully diluted net income per common
  and common equivalent share                        $  .10       $  .31
                                                     ======       ======

- - - --------

(1) Amount calculated using the treasury stock method and fair market values for stock.